Exhibit 99.1

Maxygen Reports First Quarter 2011 Financial Results

REDWOOD CITY, Calif., May 5, 2011 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements, today announced financial and business results for the quarter ended March 31, 2011.

First Quarter 2011 Financial Results

Maxygen reported net income attributable to Maxygen, Inc. of $1.5 million, or $0.05 per basic and diluted share, for the first quarter of 2011, compared to a net loss attributable to Maxygen, Inc. of $2.0 million, or $0.06 per basic and diluted share, for the same period in 2010.

Maxygen had no revenue from continuing operations for the first quarter of 2011, compared to $2.1 million of revenue from continuing operations for the same period in 2010. The revenue from continuing operations in the 2010 period consisted of related party revenues received from Codexis, Inc. under Maxygen’s prior license agreement with Codexis, technology and license revenue, primarily consisting of the $500,000 upfront payment received from AltraVax, Inc. for the purchase of Maxygen’s vaccines assets, and grant revenue earned by Maxygen prior to the transfer of the related grants to AltraVax.

Total operating expenses from continuing operations were $3.7 million in the first quarter of 2011, compared to $3.4 million in the first quarter of 2010. The change in operating expenses was primarily due to increased general and administrative expenses related to stock compensation charges, partially offset by a reduction in research and development expenses as a result of the winding down of Maxygen’s government grant related activities.

At March 31, 2011, cash and cash equivalents totaled $100.0 million. This amount does not include cash and cash equivalents held by Perseid Therapeutics LLC, Maxygen’s majority-owned subsidiary.

During the first quarter of 2011, Astellas Pharma Inc. exercised its option to purchase all of Maxygen’s equity interests in Perseid for $76.0 million. Although this transaction has not yet been consummated, based on applicable accounting standards, Maxygen has reclassified the operating results of Perseid and related business activities to discontinued operations in the consolidated financial statements for the three months ended March 31, 2010 and 2011. The assets, liabilities and results of operations and cash flows of Perseid have been reported separately as discontinued operations in Maxygen’s condensed consolidated financial statements for all periods presented.

Income from discontinued operations was $4.5 million for the first quarter of 2011 compared with a loss from discontinued operations of $1.2 million for the first quarter of 2010. The 2011 period included a $10.0 million payment earned by Perseid as result of the achievement of a certain clinical milestone.

Business Results

In March 2011, Astellas exercised its option to purchase all of Maxygen’s equity interests in Perseid at the then-current exercise price of $76.0 million. Under the terms of the companies’ 2009 joint venture arrangement, Maxygen transferred substantially all of its protein pharmaceutical programs and related assets and research and development personnel to Perseid and granted Astellas an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increased each quarter over the term of the option, which was scheduled to expire on September 18, 2012.

The closing of the acquisition transaction is subject to Maxygen and Astellas entering into a definitive agreement for the acquisition by Astellas of the preferred units of Perseid held by Maxygen. Maxygen’s stockholders approved the acquisition in 2009 as part of Maxygen’s joint venture arrangement with Astellas. The parties expect the transaction to close in the second quarter of 2011. Upon consummation of the acquisition transaction, Perseid will become a wholly-owned subsidiary of Astellas and Maxygen will have no further interests or obligations with respect to the business and operations of Perseid, except for the provision of limited transition services between the companies.

On May 3, 2011, Maxygen submitted a proposal to the Biomedical Advanced Research and Development Authority (BARDA) for a contract for the development of its MAXY-G34 product candidate as a potential medical countermeasure for Acute Radiation Syndrome (ARS). The submission is in response to a Broad Agency Announcement (BAA-10-100-SOL-00012) under which BARDA seeks to fund the advanced research and development of potential treatments for the sub-syndromes associated with ARS, including neutropenia. Maxygen expects to receive a response from BARDA regarding this proposal in the second half of 2011.

In addition to our current majority ownership of Perseid, we continue to retain all rights to our MAXY-G34 program for commercial development of all therapeutic areas, including chemotherapy-induced neutropenia and ARS indications, and we continue to evaluate the potential further development of the program for both indications. As of March 31, 2011, Maxygen held approximately $100.0 million in cash and cash equivalents (excluding cash and cash equivalents held by Perseid as of such date). In addition to the cash held by Maxygen as of March 31, 2011, Maxygen will receive $76.0 million from Astellas upon consummation of the Perseid transaction and remains eligible for a payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of our hematology assets to Bayer in July 2008.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: the ability of Maxygen and Astellas to consummate the acquisition of Perseid by Astellas and the timing, status and terms of such acquisition; whether Maxygen will be awarded a contract under BAA-10-100-SOL-00012 or any similar solicitations and the timing, status and terms of any such award; if Maxygen is awarded a contract, whether it can satisfy any of the conditions of such contract or begin to receive any proceeds from any such contract within any specific period of time; Maxygen’s ability or plans to commence or continue the development of MAXY-G34 for any indication and the timing and status of any such development; the potential utility of MAXY-G34 for the treatment of chemotherapy-induced neutropenia and/or ARS; the potential advantages of such product over existing or future products; risks inherent in drug development; unexpected funding delays and/or reductions or elimination of BARDA funding under BAA-10-100-SOL-00012 or similar solicitations; the award of government contracts to Maxygen’s competitors; and economic, business, competitive, and/or regulatory factors affecting the business of Maxygen and the markets it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2011
	(unaudited)
Revenues:
Related party revenue	$1,280	$—
Technology and license revenue	511	—
Grant revenue	330	—

Total revenues	2,121	—

Operating Expenses:
Research and development	1,018	567
General and administrative	2,362	3,140

Total operating expenses	3,380	3,707

Loss from operations	(1,259)	(3,707)
Interest income and other income (expense), net	42	(38)

Loss from continuing operations before income taxes	(1,217)	(3,745)
Income tax benefit	—	1,736

Loss from continuing operations	(1,217)	(2,009)
Income (loss) from discontinued operations, net of taxes	(1,209)	4,520

Net income (loss)	(2,426)	2,511
Net income (loss) attributable to non-controlling interests	(430)	1,052

Net income (loss) attributable to Maxygen, Inc.	$(1,996)	$1,459

Basic and diluted net income (loss) per share attributable to Maxygen, Inc.	$(0.06)	$0.05

Shares used in basic and diluted net income (loss) per share calculations	31,115	29,225

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	March 31,
	2010	2011
	(Note 1)	(unaudited)
Cash and cash equivalents	$102,335	$99,978
Receivable from Perseid	1,127	828
Available-for-sale investment in equity securities	5,468	6,004
Prepaid expenses and other assets	4,772	4,700
Assets of discontinued operations	34,411	40,866

Total assets	$148,113	$152,376

Distribution payable	626	998
Liabilities of discontinued operations	12,681	11,518
Other liabilities	5,039	5,152
Stockholders’ equity	129,767	134,708

Total liabilities and stockholders’ equity	$148,113	$152,376

Note 1: Derived from consolidated audited financial statements as of December 31, 2010.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351